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Exhibit 99.(a)(6)                                                 Exhibit (a)(6)

                                     [LOGO]

                               DECEMBER 22, 1999

                     ERP OPERATING LIMITED PARTNERSHIP HAS
                    INCREASED ITS OFFER PRICE TO $4,100 PER
                    UNIT OF LIMITED PARTNERSHIP INTEREST OF
                    DAVIDSON DIVERSIFIED REAL ESTATE I, L.P.

                      NEW OFFER PRICE OF $4,100 PER UNIT.

    We are increasing our offer price for your limited partnership interests (the "Units") in Davidson Diversified Real Estate I, L.P. (the "Partnership") from $3,182.21 per Unit to $4,100 PER UNIT. Our price is higher than the price currently being offered by AIMCO Properties, L.P., an affiliate of the general partner of the Partnership. IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED.

    We are offering to acquire up to 504 Units (the "Offer"). The Offer is not subject to any minimum number of Units being tendered. The expiration date of the Offer has been extended to January 19, 2000, 4:00 p.m., central standard time.

    Our increased offer price of $4,100 will be paid with respect to all Units that are purchased by us pursuant to the Offer, whether or not such Units are tendered prior to or after this increase in consideration.

    Our offer price of $4,100 per Unit will be decreased by the amount of any distribution declared or made with respect to the Units between November 30, 1999 and January 19, 2000, or such other date to which the Offer may further be extended. YOU WILL NOT BE REQUIRED TO PAY ANY COMMISSIONS OR FEES IN CONNECTION WITH ANY DISPOSITION OF YOUR UNITS PURSUANT TO THE OFFER (generally, up to 10% of the sale price, subject to a $150-200 minimum commission per trade).

    Please refer to our Offer to Purchase dated December 3, 1999 and the Supplement to the Offer to Purchase dated December 22, 1999, for additional information about the Offer.

    IF YOU WOULD LIKE TO TENDER YOUR UNITS TO BE PURCHASED BY US FOR $4,100 PER UNIT, AND HAVE NOT YET COMPLETED THE CREAM ERP LETTER OF TRANSMITTAL AND DELIVERED IT TO MMS ESCROW AND TRANSFER AGENCY (THE "DEPOSITARY"), PLEASE COMPLETE THE ENCLOSED YELLOW LETTER OF TRANSMITTAL AND DELIVER IT TO THE DEPOSITARY AT THE ADDRESS LISTED THEREON IN THE GOLD ENVELOPE PROVIDED. IF YOU COMPLETED AND DELIVERED THE CREAM ERP LETTER OF TRANSMITTAL TO THE DEPOSITARY AND HAVE NOT WITHDRAWN THE TENDER TO ERP, YOU DO NOT NEED TO COMPLETE ANY OTHER DOCUMENTS FOR YOUR UNITS TO BE TENDERED TO ERP. A COMPLETED CREAM OR YELLOW ERP LETTER OF TRANSMITTAL SHALL BE SUFFICIENT TO TENDER YOUR UNITS FOR PURCHASE BY ERP AT $4,100 PER UNIT. IF YOU PREVIOUSLY TENDERED TO AIMCO, YOU MUST ALSO COMPLETE AND DELIVER THE NOTICE OF WITHDRAWAL.

    If you have any questions or need assistance, please call the Depositary at
(888) 292-4264.

        The Offer expires on (unless further extended) January 19, 2000.